Exhibit 99.01

Investview (“INVU”) Closes First Quarter for Fiscal 2022 Posting Record-Breaking Quarterly Gross Revenue and Net Income

●	Record Gross Revenue of $35.8 million, an increase of $29.9 million or 506% for the Quarter Year-Over-Year
●	Record Net Revenue of $25.6 million, an increase of $20.0 million or 358% for the Quarter Year-Over-Year
●	Record Net Income of $8.8 million, an increase of $13.7 million or 279% for the Quarter Year-Over-Year

Eatontown, NJ, July 28, 2021- Investview, Inc. (OTCQB: INVU), a diversified financial technology company that through its subsidiaries and global distribution network provides financial technology, education tools, content, research, and management of digital asset technologies with a focus on Bitcoin mining and the new generation of digital assets, is pleased to announce strong combined gross revenue and net income for the first quarter of the fiscal year 2022 ended June 30th, 2021, contributing to a record breaking quarter of gross revenue and net income from its product sales and Bitcoin mining subsidiaries.

The Company also reported a near tripling of first quarter fiscal 2022 gross revenue and net income as well as significant year-over-year growth in other key financial performance metrics, including new, all-time-high quarterly revenue and operation net income in the first quarter.

“It was another historic, record-breaking quarter for Investview. Global gross revenues and net income for the first quarter was $35.8 million an increase of 506% and $8.8 million an increase of 279% respectively for the same quarter from a year earlier. This was driven by strong business momentum across all business verticals including worldwide subscription growth from iGenius, our global distribution network that provides leading-edge financial technologies, services, education tools, content and research. Our iGenius business segment is healthier than ever with gross revenue in the quarter ending June 30th, 2021, of $27.4 million up 501% over the same period last year. We have also diversified our revenue beyond our subscription products, to include products such as NDAU, the world’s first adaptive digital currency. For the second half of 2021 into 2022, we will continue to focus on revenue growth, diversification, and expansion of profitability,” said Ralph Valvano, Investview CFO.

Joe Cammarata, CEO of Investview stated, “We had a fantastic quarter, with strong demand for our products driving record revenue and net income. By nearly every measure the first quarter of fiscal 2022 was our best quarter in the Company’s history in terms of revenue and profitability. ”

First Quarter Fiscal 2022 Ended June 30, 2021 Financial Highlights

●	$35.8 million gross revenue for the first quarter (an increase of $29.9 million or 506% year over year)
●	$25.6 million net revenue for the first quarter (an increase of $20.0 million or 358% year over year)
●	$10.5 million Income from Operations for the first quarter (an increase of $13.5 million or 450% year over year)
●	$8.8 million net income for the first quarter (an increase of $13.7 million or 279% year over year)
●	$15.7 million cash, cash equivalents, and restricted cash for the first quarter (an increase of $14.5 million or 1,263% year over year)
●	$6.9 million combined digital currency holdings (Bitcoin and NDAU) for the first quarter (an increase of $6.8 million or 4,165% year over year)
●	$27.4 million iGenius Subscription and NDAU gross revenue for the first quarter (an increase of $22.8 million or 501% year over year)
●	$8.4 million SAFETek gross revenue for the first quarter (an increase of $7.0 million or 524% increase year over year)

Note: The numbers included in this release are initial expected results and are un-audited and may differ from numbers reported in our SEC filings due to compliance with US GAAP, and are subject to final review by the Company’s independent auditors. Final audited financial statements can be found in our annual SEC Form 10-K filings.

Joe Cammarata, CEO added, “We are incredibly pleased with our first quarter of the fiscal year 2022 performance. Management will continue to diversify revenue and grow our business segments organically or through acquisitions that are accretive to our bottom line. We believe this strategy will generate sustainable long-term value for our shareholders.”

About Investview, Inc.

Investview, Inc. is a diversified financial technology and global distributor organization that operates through its subsidiaries to provide financial education tools, content, research, and management of digital asset technology that mines cryptocurrencies, with a focus on Bitcoin mining and the next generation of digital assets. Investview – driving decentralization of education and finance through a commitment to blockchain technology. For more information on Investview and its family of wholly owned subsidiaries, please visit: www.investview.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate” or other comparable terms. These forward-looking statements are based on Investview’s current beliefs and assumptions and information currently available to Investview and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. More information on potential factors that could affect Investview’s financial results is included from time to time in Investview’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements made in this release speak only as of the date of this release, and Investview, Inc. (“INVU”) assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Investor Relations

Contact: Arthur Rome

Phone Number: 732.889.4308

Email: pr@investview.com